This news release contains forward-looking statements, including those regarding the anticipated outlook for our business, our expected fourth quarter fiscal and full year fiscal 2004 revenues and earnings results, our expected first fiscal quarter 2005 revenues and earnings results and our long-term outlook for the company, our industry and our customers. These statements are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to: fluctuations in operating results; changes in technology; competition; anticipated growth for us and our industry may not occur; managing rapid growth; managing any rapid declines in customer demand that may occur; our ability to successfully consummate our acquisitions; managing the integration of businesses we acquire; and risks associated with international sales and operations; retaining key personnel; our dependence on a limited number of customers; the consolidation of our customer base; business and competitive factors generally affecting the electronic manufacturing services industry, our customers and our business; other factors that we may not have currently identified or quantified; and other risks, relevant factors and uncertainties identified in our Annual Report on Form 10-K for the fiscal year ended August 31, 2003, any subsequent Reports on Form 10-Q and Form 8-K and our other securities filings. Jabil disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise

JABIL CIRCUIT REPORTS QUARTERLY RESULTS

Core Earnings Increase 39 Percent

St. Petersburg, FL – June 16, 2004...Jabil Circuit, Inc. (NYSE: JBL), a global electronics manufacturing services provider, today reported results for the third quarter of fiscal 2004, ended May 31, 2004. Revenue for the third quarter of fiscal 2004 increased 33 percent to $1.6 billion compared to $1.2 billion for the same period of fiscal 2003.

On a United States Generally Accepted Accounting Principles (“GAAP”) basis, net income for the third quarter of fiscal 2004 increased to $40.1 million compared to $4.5 million for the same period of fiscal 2003. GAAP diluted earnings per share for the third quarter of fiscal 2004 were $0.19 compared to $0.02 for the same period of fiscal 2003.

Jabil’s third quarter of fiscal 2004 core earnings increased 39 percent to $53.1 million, compared to $38.2 million for the same period of fiscal 2003. Core earnings per share increased 37 percent to $0.26 per diluted share for the period, compared to $0.19 for the same period of fiscal 2003. Jabil defines core earnings as GAAP net income before amortization of intangibles, acquisition-related charges, restructuring and impairment charges and other income/loss, net of tax. (The Company reports core earnings to provide its investors with an alternative method for assessing its earnings from what it believes to be its core manufacturing operations. See the accompanying reconciliation of Jabil’s core earnings to its GAAP net income and additional information in the supplemental information below).

Gross profit for the third quarter of fiscal 2004 increased 21 percent to $135.9 million or 8.4 percent of revenue compared to $112.6 million or 9.2 percent of revenue for the same period of fiscal 2003.

On a GAAP basis, operating income for the third quarter of fiscal 2004 increased to $55.9 million compared to $2.5 million for the same period of fiscal 2003.

Core operating income for the third quarter of fiscal 2004 increased 39 percent to $66.7 million or 4.1 percent of revenue compared to $47.8 million or 3.9 percent of revenue for the same period of fiscal 2003. Jabil defines core operating income as GAAP operating income before amortization of intangibles, acquisition-related charges and restructuring and impairment charges. (The Company reports core operating income to provide investors with an alternative method for assessing its operating income from what it believes to be its core manufacturing operations. See the accompanying reconciliation of Jabil’s core operating income to its GAAP operating income and additional information in the supplemental information below).

“We are posting results which represent solid sequential performance as well as strong year-over-year performance in both revenue and core earnings. Over the past year maintaining efficient control on our capital deployed while greatly increasing our operating earnings, has allowed us to improve Return on Invested Capital to 15 percent,” said Timothy L. Main, President and CEO. “We continue to be gratified by our continued progress towards our long-term goals.”

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Q3 2004 Earnings Release—Add One
June 16, 2004

Other Quarterly Highlights

•	Cash flow from operations was approximately $95 million.

•	Sales cycle for the quarter remained unchanged at 26 days.

•	Calculated inventory turns improved to nine for the quarter compared to eight for the second quarter of fiscal 2004.

•	Capital expenditures for the quarter were approximately $55 million.

•	Depreciation for the quarter was approximately $44 million.

•	Cash balances were $596 million at the end of the third quarter of fiscal 2004.

•	Return on Invested Capital (ROIC) improved to 15 percent for the quarter from 14 percent for the second quarter of fiscal 2004.

Business Outlook

The Company provided guidance for its fourth fiscal quarter of 2004 indicating that it currently foresees revenue in a range of $1.60 to $1.65 billion and core earnings of $0.25 to $0.27 per diluted share, depending upon levels of production. GAAP earnings per share are currently estimated to be $0.21 to $0.23 per diluted share. (Expected GAAP earnings per share for the quarter are estimated to include $0.04 per share for amortization of intangibles.)

The Company updated full year guidance, indicating that it currently expects revenue for the year to be in the range previously indicated of $6.2 to $6.3 billion. Jabil management also indicated that it expects fiscal year core operating income to increase by more than 40 percent and core earnings per share to be in a range of $1.00 to $1.02 per diluted share. GAAP earnings per share for the fiscal year are currently estimated to be $0.80 to $0.82 per diluted share. (Expected GAAP earnings per share for the fiscal year are estimated to include $0.20 per share for amortization of intangibles, acquisition-related charges and other income/loss.)

Jabil management also provided guidance for its first fiscal quarter of 2005, indicating that they currently expect revenue to be in a range of $1.75 to $1.85 billion and core earnings per share to be in a range of $0.30 to $0.32 per diluted share, depending upon levels of production. GAAP earnings per share are currently estimated to be $0.26 to $0.28 per diluted share. (Expected GAAP earnings per share for the quarter are estimated to include $0.04 per share for amortization of intangibles.)

“We believe the outlook for our business is good and the trend to outsourcing remains strong. We are encouraged that the environment has stabilized and believe that the numerous new customer programs in diverse sectors should be a significant driver for growth as we move into fiscal 2005,” said Main.

# #

Supplemental Information
 The financial results disclosed in this release include certain measures calculated and presented in accordance with GAAP. In addition to the GAAP financial measures, Jabil provides supplemental, non-GAAP financial measures to facilitate evaluation of the Company’s core operating performance. The non-GAAP financial measures disclosed in this release exclude certain amounts that are included in the most directly comparable GAAP measures. The non-GAAP, or core financial measures disclosed in this release do not have standard meanings and may vary from the non-GAAP financial measures used by other companies.

Due to its acquisitions and restructuring programs, the Company has incurred significant incremental charges that are included in the GAAP financial measures disclosed in this release. Management believes that the incremental nature of these amounts does not impact the performance of its core manufacturing operations. Management believes core financial measures (which exclude the effects of the amortization of intangibles, acquisition-related charges, restructuring and impairment charges and other income/loss) are a useful measure that facilitates evaluating the past and future performance of Jabil’s ongoing operations on a comparable basis. Jabil reports core earnings and core operating income to provide its investors with an alternative method for assessing its earnings and operating income from what it believes to be its core manufacturing operations. Included in this release is a reconciliation of the disclosed core financial measures to the most directly comparable GAAP financial measures.

( M O R E )

Q3 2004 Earnings Release—Add One
June 16, 2004

Company Conference Call Information
 Jabil Circuit will conduct a conference call to announce its third quarter earnings at 4:30 p.m. EDT, live on the Internet at http://www.jabil.com. This earnings conference call will be recorded and archived for playback on the web at http://www.jabil.com.

The news release and information about Jabil’s earnings will also be available in the investor relations’ section of the web site (jabil.com) by approximately 4:00 p.m., EDT. A taped replay of the conference call will also be available June 16, 2004 at approximately 7:30 p.m. EDT through midnight EDT on June 17, 2004. To access the replay, dial (800) 642-1687 from within the United States, or (706) 645-9291 outside the United States. The conference identification number is 6128769.

Jabil Circuit, Inc. is a global leader in the Electronic Manufacturing Services (EMS) industry, offering innovative solutions to world leading electronics companies in the aerospace, automotive, computing, consumer, defense, instrumentation, medical, networking, peripherals, storage and telecommunications markets. Jabil offers circuit design, board design from schematic, mechanical and production design, product realization services, product research and development, testing prototype assembly, volume board assembly, system assembly, enclosure services, direct fulfillment, repair and warranty services from facilities in the Americas, Europe and Asia. Jabil common stock is traded on the New York Stock Exchange under the symbol “JBL.” Further information about Jabil can be found on the company’s web site at jabil.com.

Investor & Media Contact:
Beth Walters
(727) 803-3511

investor_relations@jabil.com

JABIL CIRCUIT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	May 31,	August 31,
	2004	2003
ASSETS
Current assets
Cash and cash equivalents	$596,164	$699,748
Accounts receivable, net	720,490	759,696
Inventories	656,994	510,218
Refundable income taxes	5,922	27,757
Prepaid expenses and other current assets	73,807	62,942
Deferred income taxes	79,590	33,586

Total current assets	2,132,967	2,093,947
Property, plant and equipment, net	742,987	746,204
Goodwill and intangible assets, net	361,671	381,319
Other assets	13,386	23,275

	$3,251,011	$3,244,745

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current installments of notes payable, long-term debt and long-term lease obligations	$4,332	$347,237
Accounts payable	892,484	712,697
Accrued expenses	213,220	203,284

Total current liabilities	1,110,036	1,263,218
Notes payable, long-term debt and long-term lease obligations, less current installments	295,192	297,018
Deferred income taxes	25,434	19,223
Other liabilities	62,328	76,810

Total liabilities	1,492,990	1,656,269

Stockholders’ equity
Common stock	201	199
Additional paid-in capital	969,400	944,145
Retained earnings	745,695	623,053
Accumulated other comprehensive income	42,725	21,079

Total stockholders’ equity	1,758,021	1,588,476

	$3,251,011	$3,244,745

JABIL CIRCUIT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except for per share data)
(Unaudited)

	Three months ended		Nine months ended
	May 31,	May 31,	May 31,	May 31,
	2004	2003	2004	2003
Net revenue	$1,625,850	$1,219,304	$4,626,720	$3,433,467
Cost of revenue	1,489,935	1,106,673	4,226,029	3,118,405

Gross profit	135,915	112,631	400,691	315,062
Operating expenses:
Selling, general and administrative	65,913	62,462	197,908	178,612
Research and development	3,318	2,353	9,408	7,400
Amortization of intangibles	10,792	8,489	32,903	24,356
Acquisition-related charges (1)	—	3,920	1,339	11,332
Restructuring and impairment charges (2)	—	32,863	—	76,350

Operating income	55,892	2,544	159,133	17,012
Other loss (income) (3)	6,370	—	6,370	(2,600)
Interest income	(2,087)	(1,465)	(5,558)	(5,236)
Interest expense	5,584	3,862	15,120	11,773

Income before income taxes	46,025	147	143,201	13,075
Income tax expense (benefit)	5,894	(4,319)	20,559	(9,860)

Net income	$40,131	$4,466	$122,642	$22,935

Earnings per share:
Basic	$0.20	$0.02	$0.61	$0.12

Diluted	$0.19	$0.02	$0.59	$0.11

Common shares used in the calculation of earnings per share:
Basic	200,716	198,596	200,203	198,306

Diluted	206,371	202,132	206,151	201,404

(1) During the nine-months ended May 31, 2004, we recorded acquisition-related charges of $1.3 million ($1.0 million after-tax) primarily in connection with the acquisitions of certain operations of Royal Philips Electronics and NEC Corporation. During the three-months and nine-months ended May 31, 2003, we recorded acquisition-related charges of $3.9 million ($2.5 million after-tax) and $11.3 million ($7.1 million after-tax), respectively, in connection with the acquisitions of certain operations of Quantum Corporation, Alcatel Business Systems, Valeo, Lucent Technologies of Shanghai, Seagate Technologies- Reynosa, S. de R.L. de C.V. and Royal Philips Electronics.

(2) During the three-months and nine-months ended May 31, 2003, we recorded restructuring and impairment charges of $32.9 million ($23.9 million after-tax) and $76.4 million ($52.4 million after-tax), respectively, related to the restructuring of our business.

(3) During the three-months and nine-months ended May 31, 2004, we recorded an other loss of $6.4 million ($4.0 million after-tax) on the write-off of unamortized issuance costs associated with our $345 million, 20-year, 1.75% convertible subordinated notes (“Convertible Notes”). The Convertible Notes were retired in May 2004. During the nine-months ended May 31, 2003, we recorded $2.6 million ($1.6 million after-tax) of other income related to proceeds received in connection with facility closure costs.

JABIL CIRCUIT, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
RECONCILIATION FOR GAAP FINANCIAL RESULTS TO NON-GAAP MEASURES
(In thousands, except for per share data)
(Unaudited)

	Three months ended		Nine months ended
	May 31,	May 31,	May 31,	May 31,
	2004	2003	2004	2003
Operating income (GAAP)	$55,892	$2,544	$159,133	$17,012
Amortization of intangibles	10,792	8,489	32,903	24,356
Acquisition-related charges	—	3,920	1,339	11,332
Restructuring and impairment charges	—	32,863	—	76,350

Core operating income (Non-GAAP)	$66,684	$47,816	$193,375	$129,050

Net Income (GAAP)	$40,131	$4,466	$122,642	$22,935
Amortization of intangibles, net of tax	8,972	7,257	26,799	20,473
Acquisition-related charges, net of tax	—	2,491	987	7,143
Restructuring and impairment charges, net of tax	—	23,938	—	52,419
Other loss (income), net of tax	3,975	—	3,975	(1,622)

Core earnings (Non-GAAP)	$53,078	$38,152	$154,403	$101,348

Earnings per share: (GAAP)
Basic	$0.20	$0.02	$0.61	$0.12

Diluted	$0.19	$0.02	$0.59	$0.11

Core earnings per share: (Non-GAAP)
Basic	$0.26	$0.19	$0.77	$0.51

Diluted	$0.26	$0.19	$0.75	$0.50

Common shares used in the calculations of earnings per share:
Basic	200,716	198,596	200,203	198,306

Diluted	206,371	202,132	206,151	201,404